Public Storage, Inc.
          Exhibit 11 - Statement Re: Computation of Earnings Per Share





                                                                                   For the Year Ended December 31,
                                                                         ----------------------------------------------------
                                                                         1995                    1994                   1993
                                                                         ----                    ----                   ----
                                                                            (amounts in thousands, except per share data)
PRIMARY EARNINGS PER SHARE:
---------------------------

Net income                                                              $70,386                 $42,118                 $28,036

Less: Preferred Stock Dividends:
   10% Cumulative Preferred Stock, Series A                              (4,563)                 (4,563)                 (4,563)
   9.20% Cumulative Preferred Stock, Series B                            (5,488)                 (5,339)                 (4,147)
   Adjustable Rate Preferred Stock, Series C                             (2,364)                 (1,250)                      -
   9.25% Cumulative Preferred Stock, Series D                            (2,850)                   (950)                      -
   10.00% Cumulative Preferred Stock, Series E                           (5,030)                      -                       -
   9.50% Cumulative Preferred Stock, Series F                            (3,721)                      -                       -
   8-7/8% Cumulative Preferred Stock, Series G                             (638)                      -                       -
   8.25% Convertible Preferred Stock                                     (4,744)                 (4,744)                 (2,178)
   Mandatory Convertible Participating Preferred Stock                   (1,726)                      -                       -
                                                                          -------                -------                 -------

Net income allocable to common shareholders                              $39,262                 $25,272                 $17,148
                                                                          =======                =======                 =======

Weighted Average common and common equivalent shares outstanding:

   Weighted average common shares outstanding                            41,039                  23,978                  17,483

   Net effect of dilutive stock options - based on treasury
     stock method using average market price                                 132                      98                     75
                                                                          -------                -------                 -------

   Total                                                                  41,171                  24,077                  17,558
                                                                          =======                =======                 =======

Primary earnings per common and common equivalent share
                                                                          $ 0.95                 $  1.05                 $  0.98
                                                                          =======                =======                 =======




                                   Exhibit 11

                              Public Storage, Inc.
          Exhibit 11 - Statement Re: Computation of Earnings Per Share

                                                                                   For the Year Ended December 31,
                                                                         ----------------------------------------------------
                                                                         1995                    1994                   1993
                                                                         ----                    ----                   ----
                                                                            (amounts in thousands, except per share data)

FULLY-DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
-------------------------------------------------------------

Net income allocable to common shareholders per Primary
   calculation above                                                      $39,262                $25,272                 $17,148

   Add: Dividends to 8.25% Convertible Preferred Stock                      4,744                  4,744                   2,179
   Add: Dividends to Mandatory Convertible Participating
     Preferred Stock                                                        1,726                      -                       -

Net income allocable to common shareholders for purposes of
   determining Fully-diluted Earnings per Common and Common
   Equivalent Share                                                       $45,732                $30,016                 $19,327
                                                                          =======                =======                 =======

Weighed average common and common equivalent shares outstanding
                                                                           41,171                 24,077                  17,558

    Pro forma weighted average common shares assuming
      conversion of 8.25% Convertible Preferred Stock at date
      of issuance (July 15, 1994)                                           3,872                  3,872                   1,775

    Pro forma weighted average common shares assuming
      conversion of the Mandatory Convertible Participating
      Preferred Stock at date of issuance (July 1, 1995)                      785                      -                       -
                                                                          -------                -------                 -------


Weighed average common and common equivalent shares for
   purposes of computation of Fully-diluted Earnings per
   Common and Common Equivalent Share                                      45,828                 27,949                  19,333

Fully-diluted Earnings per Common and Common
   Share (1)                                                              $  1.00                $  1.07                 $  1.00
                                                                          =======                =======                 =======


(1) Such amounts are anti-dilutive and are not presented in the Company's consolidated financial statements. The 8.25% Convertible Preferred Stock and the Mandatory Convertible Participating Preferred Stock are individual anti-dilutive with an incremental earnings per common share of $1.65 and $2.20, respectively, for 1995.

     In addition, the Company has 7,000,000 shares of Class B Common Stock which are convertible into shares of the Company's Common Stock subject to certain contingencies such as the passage of time and the attainment of certain earnings milestone by the Company. The estimated additional pro forma earnings which the Company would have had to generate during 1995 to meet the earnings milestone in order for the Class B Common Stock to convert into Common Stock was approximately $59.7 million. The assumption of such earnings and the pro forma conversion of the Class B Common Stock into Common Stock in the above computations would have resulted in an increase in the fully-diluted earnings per common share, and accordingly, is anti-dilutive.

                                   Exhibit 11